PROSPECTUS SUPPLEMENT (To Prospectus dated July 16, 2008, as supplemented by Prospectus Supplement dated July 17, 2008)	Filed pursuant to Rule 424(b)(2) Registration No. 333-152005
Solarfun Power Holdings Co., Ltd.
5,421,093 American Depositary Shares
We and Morgan Stanley & Co. Incorporated have entered into a sales agency agreement, dated July 17, 2008, pursuant to which we may offer and sell up to an aggregate sale price of US$175,000,000 of American Depositary Shares, or ADSs, each representing five ordinary shares, par value US$0.0001 per ordinary share, from time to time through Morgan Stanley & Co. Incorporated, as our sales agent.
Through August 12, 2008, we had issued and sold 5,421,093 ADSs under the sales agency agreement and had received proceeds as provided below:

Gross proceeds to us	$73,877,875.07
Commission to Morgan Stanley & Co. Incorporated	$1,477,557.23
Proceeds to us before expenses	$72,400,317.84
Our ADSs are listed on the Nasdaq Global Market under the symbol “SOLF.” The last reported sale price of our ADSs on August 12, 2008 was $12.50 per ADS.
This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 16, 2008, as supplemented by the prospectus supplement dated July 17, 2008.
Investing in the ADSs involves risks. See “Risk Factors” beginning on page 4 of the prospectus dated July 16, 2008 and on page S-3 of the prospectus supplement dated July 17, 2008.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
MORGAN STANLEY
August 13, 2008

CAPITALIZATION
     The following table sets forth our capitalization as of March 31, 2008:
•	on an actual basis; and
•	on an adjusted basis giving effect to our issuance and sale of 5,421,093 ADSs in the offering which commenced on July 17, 2008 with net proceeds to us of $71,883,403.84.

	As of March 31, 2008
	Actual	Actual(1)	As Adjusted	As Adjusted(1)
	(RMB)	(US$)	(RMB)	(US$)
		(in thousands)
Shareholders’ equity Ordinary shares, US$0.0001 par value, 500,000,000 shares authorized; and 241,954,744 shares issued and outstanding; 269,060,209 shares issued and outstanding on an as adjusted basis	195	28	214	31
Additional paid-in capital	1,616,069	230,472	2,120,096	302,353
Statutory reserve	50,935	7,264	50,935	7,264
Retained earnings	314,163	44,803	314,163	44,803
Total shareholders’ equity	1,981,362	282,567	2,485,408	354,451
Total capitalization	1,981,362	282,567	2,485,408	354,451

(1)	The translations of RMB into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York as of March 31, 2008, which was RMB7.012 to US$1.00.